Exhibit 99.1

AOL Time Warner
Jan. 12, 2003

Steve Case to Step Down as Chairman of AOL Time Warner in May; Case to Continue as Board Member


NEW YORK-AOL Time Warner Inc. (NYSE: AOL) today announced that Steve Case has decided to step down as Chairman effective at the Annual Shareholders Meeting in May. Case notified CEO Dick Parsons and the Board of Directors of his decision over the weekend. In informing the Board, Case said:

"As you might expect, this decision was personally very difficult for me, as I would love to serve as Chairman of this great company for many years to come, and as an architect of the merger I have felt it was important that I stay the course as Chairman and help get things on track. However, after careful consideration, I believe stepping down is in the best interest of the company, for three reasons.

"First, this company does not need distractions at this critical time, and given that some shareholders continue to focus their disappointment with the company's post-merger performance on me personally, I have concluded that we should take steps now to avoid the possibility of that effort hindering our ability to pull together as a team and focus fully on our businesses.

"Second, important progress has been made over the past year in building a new foundation for the future. This includes transitioning to the new leadership of Dick Parsons, Jeff Bewkes, and Don Logan; installing new management at AOL and developing a revitalization plan that puts the focus squarely back on our members; and initiating a comprehensive companywide strategic review that led to the creation of the Board's Strategy Committee, the identification of the core strategic initiatives we need to pursue, and the inclusion of specific programs in each of these areas in the budget and long-term plan. Given this progress and the fact that we're moving into more of an execution phase, this seems like an appropriate time for me to announce that I will step aside.

"Third, I have concluded that I can continue to make a significant contribution even after I step down as Chairman. By remaining a director and continuing to co-chair the Strategy Committee, I believe I can help ensure that we maintain a balanced perspective, meeting current challenges with best-of-class execution, while using our unique assets to create new services and businesses that meet new consumer habits enabled by new technologies. Despite the current cynical view on Wall Street, there is growing evidence on Main Street that consumers increasingly desire and demand more choice, convenience, and control from the media they consume. I will continue to advocate a forward-looking view, so that when the environment and our performance improve, our company will be well positioned to benefit from these trends.

"The bottom line is this: I love the company, and will do whatever I can to make it successful. I believed in America Online when we built it; I believed in AOL Time Warner when we created it; and I continue to believe in the great potential of this company and its people. While my role will change, my enthusiasm for what this company can accomplish won't diminish."

Dick Parsons, CEO of AOL Time Warner, said, "I have valued partnering with Steve and am pleased he will continue to be active as a director even after he steps down as Chairman in May. His extraordinary vision and unique experience will be invaluable and I look forward to working with him for years to come."

About AOL Time Warner Inc.
AOL Time Warner Inc. is the world's  leading  media and  entertainment  company,
whose  businesses   include   interactive   services,   cable  systems,   filmed
entertainment, television networks, music and publishing.



Contact Info:
Edward Adler
(212) 484-6630

Tricia Primrose
(212) 484-7450